Exhibit 99.1
Contact
Black Box Corporation
Gary Doyle
Director - Investor Relations
Phone: (724) 873-6788
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS FIRST QUARTER OF FISCAL 2011 RESULTS
First quarter of Fiscal 2011 Highlights
•	Revenue increases 12% over prior year, with 9% organic revenue growth over prior year.

•	EBITDA of $28 million versus $21 million in prior year.

•	Operating earnings per share increase to 84¢ from 71¢ in prior year.

•	Diluted earnings per share increase to 75¢ from 44¢ in prior year.

•	Six-month order backlog at all-time high.

•	Annual revenue and earnings guidance increased.
PITTSBURGH, PENNSYLVANIA, August 3, 2010 - Black Box Corporation (NASDAQ:BBOX) today reported results for the first quarter of Fiscal 2011 ended July 3, 2010.
For the first quarter of Fiscal 2011, diluted earnings per share were 75¢ on net income of $13.1 million or 5.0% of revenues compared to diluted earnings per share of 44¢ on net income of $7.8 million or 3.3% of revenues for the same quarter last year. On a sequential quarter comparison basis, fourth quarter of Fiscal 2010 diluted earnings per share were 43¢ on net income of $7.5 million or 3.1% of revenues. Excluding reconciling items, operating earnings per share (which is a non-GAAP term and is defined below) for the first quarter of Fiscal 2011 were 84¢ on operating net income (which is a non-GAAP term and is defined below) of $14.7 million or 5.6% of revenues compared to operating earnings per share of 71¢ on operating net income of $12.4 million or 5.3% of revenues for the same quarter last year.
For the first quarter of Fiscal 2011, the Company’s pre-tax reconciling items were $2.6 million with an after-tax impact on net income and EPS of $1.6 million and 9¢, respectively. During the first quarter of Fiscal 2010, the Company’s pre-tax reconciling items were $7.4 million with an after-tax impact on net income and EPS of $4.6 million and 27¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.
First quarter of Fiscal 2011 total revenues were $264 million, an increase of $29 million or 12% from $235 million for the same quarter last year. On a sequential quarter comparison basis, fourth quarter of Fiscal 2010 total revenues were $241 million.
First quarter of Fiscal 2011 cash provided by operating activities was $1 million or 9% of net income, compared to $16 million or 206% of net income for the same quarter last year. First quarter of Fiscal 2011 free cash flow (which is a non-GAAP term and is defined below) was $0.2 million compared to $16 million for the same quarter last year. On a sequential quarter comparison basis, fourth quarter of Fiscal 2010 cash provided by operating activities was $20 million or 264% of net income and free cash flow was $18 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.
The Company’s six-month order backlog was $229 million at July 3, 2010 compared to $210 million for the same quarter last year. On a sequential quarter-end comparison basis, the Company’s six-month order backlog was $203 million at March 31, 2010.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

For Fiscal 2011, the Company is targeting reported revenues of approximately $1.025 billion to $1.04 billion and corresponding operating earnings per share in the range of $3.10 to $3.25. Included in these projections is an effective tax rate of 38.0%. For the second quarter of Fiscal 2011, the Company is targeting reported revenues of approximately $255 million to $260 million and corresponding operating earnings per share in the range of 76¢ to 81¢.
All of the above exclude acquisition-related expense and the impact of changes in the fair market value of the Company’s interest-rate swaps, and all of the above are before any new mergers and acquisition activity that has not been announced.
Commenting on the first quarter of Fiscal 2011 results and the second quarter of Fiscal 2011 outlook, Terry Blakemore, President and Chief Executive Officer said, “The Black Box team delivered another strong quarter, with increased revenue, double digit earnings growth and record backlog. We are encouraged by the increase in business activity that we have observed across multiple sectors.”
“Our commitment to providing our clients with world class technical solutions has positioned us to benefit as those clients continue to increase their investment in their communications infrastructure. The first quarter results strengthen our confidence that Black Box will continue to profitably grow year over year, as demonstrated by the increase in our revenue and earnings guidance. We continue to invest our resources strategically with the goal of continued organic growth and through strategic acquisitions.”
The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, August 3, 2010. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-1025 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 164187. A live, listen-only audio webcast of the call will be available through a link on the Investor Relations page of the Company’s Web site at http://www.blackbox.com. A webcast replay of the call will also be archived on Black Box’s Web site for a limited period of time following the conference call.
Black Box is a leading technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services more than 175,000 clients in 141 countries with 194 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.
Black Box®, the Double Diamond logo and DVH® are registered trademarks of BB Technologies, Inc.
Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of DVH (Data, Voice, Hotline) services, successful implementation of the Company’s M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company’s arrangements with suppliers of voice equipment and technology and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three-months ended July 3 and June 27,
In thousands, except per share amounts	2010	2009

Revenues
Hotline products	$46,049	$42,282
On-Site services	217,547	192,930

Total	263,596	235,212

Cost of sales
Hotline products	24,818	22,195
On-Site services	149,164	130,604

Total	173,982	152,799

Gross profit	89,614	82,413

Selling, general & administrative expenses	63,620	63,883
Intangibles amortization	3,102	4,045

Operating income	22,892	14,485

Interest expense (income), net	1,690	2,144
Other expenses (income), net	1	(142)

Income before provision for income taxes	21,201	12,483

Provision for income taxes	8,057	4,681

Net income	$13,144	$7,802

Earnings per common share
Basic	$0.75	$0.45

Diluted	$0.75	$0.44

Weighted average common shares outstanding
Basic	17,564	17,539

Diluted	17,597	17,539

Dividends per share	$0.06	$0.06

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	July 3, 2010	March 31, 2010

Assets
Cash and cash equivalents	$16,955	$20,885
Accounts receivable, net	147,026	141,211
Inventories, net	53,350	51,507
Costs/estimated earnings in excess of billings on uncompleted contracts	100,092	86,086
Prepaid and other current assets	29,147	28,090

Total current assets	346,570	327,779

Property, plant and equipment, net	22,847	23,568
Goodwill	638,937	641,965
Intangibles
Customer relationships, net	91,027	93,619
Other intangibles, net	29,862	30,374
Other assets	6,198	8,059

Total assets	$1,135,441	$1,125,364

Liabilities
Accounts payable	$78,417	$66,934
Accrued compensation and benefits	23,719	33,260
Deferred revenue	36,053	34,876
Billings in excess of costs/estimated earnings on uncompleted contracts	19,190	14,839
Income taxes	10,693	9,487
Other liabilities	38,715	41,798

Total current liabilities	206,787	201,194

Long-term debt	210,091	210,873
Other liabilities	20,415	23,303

Total liabilities	$437,293	$435,370

Stockholders’ equity
Common stock	$25	$25
Additional paid-in capital	454,849	451,778
Retained earnings	563,403	551,315
Accumulated other comprehensive income	3,448	9,971
Treasury stock	(323,577)	(323,095)

Total stockholders’ equity	$698,148	$689,994

Total liabilities and stockholders’ equity	$1,135,441	$1,125,364

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-months ended July 3 and June 27,
In thousands	2010	2009

Operating Activities
Net income	$13,144	$7,802
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	4,686	6,078
(Gain) loss on sale of property	(17)	76
Deferred taxes	2,254	548
Tax impact from stock options	9	123
Stock compensation expense	3,002	1,643
Change in fair value of interest-rate swap	(532)	(203)
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	(6,774)	11,690
Inventories, net	(2,103)	2,555
All other current assets excluding deferred tax asset	(16,779)	(2,549)
Liabilities exclusive of long-term debt	4,358	(11,676)

Net cash provided by (used for) operating activities	$1,248	$16,087

Investing Activities
Capital expenditures	$(940)	$(567)
Capital disposals	44	29
Acquisition of businesses (payments)/recoveries	--	--
Prior merger-related (payments)/recoveries	(1,683)	(916)

Net cash provided by (used for) investing activities	$(2,579)	$(1,454)

Financing Activities
Proceeds from borrowings	$48,465	$38,385
Repayment of borrowings	(49,367)	(50,433)
Proceeds from the exercise of stock options	78	--
Purchase of treasury stock	(482)	--
Payment of dividends	(1,053)	(1,052)

Net cash provided by (used for) financing activities	$(2,359)	$(13,100)

Foreign currency exchange impact on cash	$(240)	$521

Increase / (decrease) in cash and cash equivalents	$(3,930)	$2,054
Cash and cash equivalents at beginning of period	20,885	23,720

Cash and cash equivalents at end of period	$16,955	$25,774

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Non-GAAP Financial Measures
As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, cash provided by operating activities excluding restructuring payments (see below for reference), operating net income, operating earnings per share (“EPS”), Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, adjusted operating income and same-office revenue comparisons to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided Management explanations regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.
The Company’s management (“Management”) uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly-titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years which is derived from the book value to fair market value write-up on acquired assets, (iv) the non-GAAP financial measures exclude the non-cash change in fair value of the Company’s interest-rate swaps which will continue to impact the Company’s earnings until the interest-rate swaps are settled, (v) the non-GAAP financial measures exclude costs for employee severance and facility consolidations (“employee severance and facility consolidation costs”) incurred during the periods reported in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services that will impact future operating results, (vi) the non-GAAP financial measures exclude historical stock option granting practices investigation and related matters costs, including costs associated with the related Securities and Exchange Commission (“SEC”) investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters, (vii) the non-GAAP financial measures exclude costs of settlement or resolution arising from current legal matters associated with the ongoing operations of the Company (“current legal matters costs”) and (viii) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Free cash flow
Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus or minus foreign currency translation adjustments, plus proceeds from stock option exercises. Management’s reasons for exclusion of each item are explained in further detail below.
Net capital expenditures
The Company believes net capital expenditures must be taken into account along with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.
Foreign currency exchange impact on cash
Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and/or negative impact of such adjustments as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.
A reconciliation of cash provided by operating activities to free cash flow is presented below:

	1Q11	4Q10	1Q10

Cash provided by operating activities	$1,248	$19,815	$16,087
Net capital expenditures	(896)	(703)	(538)
Foreign currency exchange impact on cash	(240)	(1,033)	521

Free cash flow before stock option exercises	$112	$18,079	$16,070
Proceeds from stock option exercises	78	--	--

Free cash flow	$190	$18,079	$16,070

Cash provided by operating activities excluding restructuring payments
Cash provided by operating activities excluding restructuring payments is defined by the Company as cash provided by operating activities plus restructuring payments. Restructuring payments are the cash payments made during the period for employee severance and facility consolidation costs. The Company believes that restructuring payments should be added to cash provided by operating activities to more accurately reflect the cash flow from operations.

A reconciliation of cash provided by operating activities to cash provided by operating activities excluding restructuring payments is presented below:

	1Q11	4Q10	1Q10

Cash provided by operating activities	$1,248	$19,815	$16,087
Restructuring payments	1,223	1,873	3,955

Cash provided by operating activities excluding restructuring payments	$2,471	$21,688	$20,042

Operating net income and operating earnings per share
Management believes that operating net income, defined by the Company as net income plus reconciling items, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Reconciling items include amortization of intangible assets on acquisitions, asset write-up depreciation expense on acquisitions, the change in fair value of the interest-rate swaps, employee severance and facility consolidation costs, historical stock option granting practices investigation and related matters costs and current legal matters costs. Management’s reason for exclusion of each item is explained in further detail below.
Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Asset write-up depreciation expense on acquisitions
The Company incurs non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years. Specifically, this non-cash expenditure is derived from the book value to fair market value write-up on acquired assets. Asset write-ups are depreciated over their remaining useful life which generally falls between one to five years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed from acquisition to the end of the asset’s useful life and generally cannot be changed or influenced by Management after the acquisition.
Change in fair value of the interest-rate swaps
To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company entered into two separate interest-rate swaps (“interest-rate swaps”) that do not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swaps as an asset/liability within the Company’s Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company’s Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.
Employee severance and facility consolidation costs
The Company believes that incurring costs in the current period(s) in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services will result in a long-term positive impact on financial performance in the future. Employee severance and facility consolidation costs are presented in accordance with GAAP in the Company’s Condensed Consolidated Statements of Income. However, due to the amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
Historical stock option granting practices investigation and related matters costs
The Company incurs costs in connection with its investigation of historical stock option granting practices, including the related SEC investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
Current legal matters costs
The Company incurs costs arising from current legal matters associated with the ongoing operations of the Company. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
The following table represents the Company’s pre-tax reconciling items:

	1Q11	4Q10	1Q10

Non-cash charges
Amortization of intangible assets on acquisitions	$3,093	$5,886	$4,031
Asset write-up depreciation expense on acquisitions	--	348	--
Change in fair value of the interest-rate swaps	(532)	61	(203)

Total non-cash charges	$2,561	$6,295	$3,828

Cash charges
Employee severance and facility consolidation costs	$--	$1,935	$1,113
Historical stock option granting practices investigation and related matters costs	--	255	264
Current legal matters costs	--	1,093	2,145

Total cash charges	$--	$3,283	$3,522

Total pre-tax reconciling items	$2,561	$9,578	$7,350

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

A reconciliation of net income to operating net income is presented below:

	1Q11	4Q10	1Q10

Net income	$13,144	$7,496	$7,802
% of Revenue	5.0%	3.1%	3.3%
Reconciling items, after tax [1]	1,588	6,270	4,594

Operating net income	$14,732	$13,766	$12,396
% of Revenue	5.6%	5.7%	5.3%

[1] The effective tax rate utilized to determine Reconciling items, after tax, for each period, is the effective tax rate utilized to determine Net income for such period.

A reconciliation of diluted EPS to operating EPS is presented below:

	1Q11	4Q10	1Q10

Diluted EPS	$0.75	$0.43	$0.44
EPS impact of reconciling items	0.09	0.35	0.27

Operating EPS	$0.84	$0.78	$0.71

EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as Net income plus provision for income taxes, interest, depreciation and amortization, is a widely accepted measure of profitability that may be used to measure the Company’s ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock-based compensation expense, may also be used to measure the Company’s ability to service its debt. Stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock-based compensation.

A reconciliation of income before provision for income taxes to EBITDA and Adjusted EBITDA is presented below:

	1Q11	4Q10	1Q10

Net income	$13,144	$7,496	$7,802
Provision for income taxes	8,057	3,619	4,681
Interest	1,690	2,290	2,144
Depreciation/Amortization	4,686	7,826	6,078

EBITDA	$27,577	$21,231	$20,705
Stock-based compensation expense	3,002	1,753	1,643

Adjusted EBITDA	$30,579	$22,984	$22,348

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Supplemental Information
The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the first quarter of Fiscal 2011, fourth quarter of Fiscal 2010 and first quarter of Fiscal 2010. All dollar amounts are in thousands unless noted otherwise.
Geographical Segment Results
Management is presented with and reviews revenues, operating income and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income plus reconciling items. Reconciling items include amortization of intangible assets on acquisitions, asset write-up depreciation expense on acquisitions, employee severance and facility consolidation costs, historical stock option granting practices investigation and related matters costs and current legal matters costs. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income and adjusted operating income for North America, Europe and All Other are presented below:

	1Q11	4Q10	1Q10

Revenues
North America	$230,484	$207,598	$204,583
Europe	24,942	24,254	23,886
All Other	8,170	9,031	6,743

Total	$263,596	$240,883	$235,212

Operating income
North America	$19,167	$9,345	$11,575
% of North America revenues	8.3%	4.5%	5.7%
Europe	$2,336	$2,393	$2,089
% of Europe revenues	9.4%	9.9%	8.7%
All Other	$1,389	$1,688	$821
% of All Other revenues	17.0%	18.7%	12.2%

Total	$22,892	$13,426	$14,485
% of Total revenues	8.7%	5.6%	6.2%

Reconciling items (pre-tax)
North America	$3,093	$9,167	$7,018
Europe	--	318	535
All Other	--	32	--

Total	$3,093	$9,517	$7,553

Adjusted operating income
North America	$22,260	$18,512	$18,593
% of North America revenues	9.7%	8.9%	9.1%
Europe	$2,336	$2,711	$2,624
% of Europe revenues	9.4%	11.2%	11.0%
All Other	$1,389	$1,720	$821
% of All Other revenues	17.0%	19.0%	12.2%

Total	$25,985	$22,943	$22,038
% of Total revenues	9.9%	9.5%	9.4%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Service Type Results
Management is presented with and reviews revenues and gross profit for Data Services, Voice Services and Hotline Services which are presented below:

	1Q11	4Q10	1Q10

Revenues
Data Services	$53,957	$46,855	$51,410
Voice Services	163,590	148,537	141,520
Hotline Services	46,049	45,491	42,282

Total	$263,596	$240,883	$235,212

Gross profit
Data Services	$14,350	$12,881	$13,947
% of Data Services revenues	26.6%	27.5%	27.1%
Voice Services	$54,033	$48,862	$48,379
% of Voice Services revenues	33.0%	32.9%	34.2%
Hotline Services	$21,231	$22,122	$20,087
% of Hotline Services revenues	46.1%	48.6%	47.5%

Total	$89,614	$83,865	$82,413
% of Total revenues	34.0%	34.8%	35.0%

Same-office revenue comparisons
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions. While the information provided below is presented on a consolidated basis, all of the revenue from offices added as shown below relates to Voice Services in the Company’s North America segment. Reported same-office comparisons of consolidated revenues, therefore, can be determined by excluding the revenues for Voice Services in the Company’s North America segment from offices added since 4/1/09 (for comparison of 1Q11 to 1Q10) or 12/27/09 (for comparison of 1Q11 to 4Q10) as shown below.

Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	1Q11	1Q10	% Change

Reported revenues	$263,596	$235,212	12%
Less revenue from Voice Services offices added since 4/1/09 (1Q10)	(8,012)	--

Reported revenues on same-office basis	$255,584	$235,212	9%
Foreign currency impact	(151)	--

Revenues on same-office basis (excluding foreign currency impact)	$255,433	$235,212	9%

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	1Q11	4Q10	% Change

Reported revenues	$263,596	$240,883	9%
Less revenue from Voice Services offices added since 12/27/09 (4Q10)	--	--

Reported revenues on same-office basis	$263,596	$240,883	9%
Foreign currency impact	1,983	--

Revenues on same-office basis (excluding foreign currency impact)	$265,579	$240,883	10%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Significant Balance Sheet ratios and Other Information
Information on certain balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	1Q11		4Q10		1Q10

Accounts receivable
Gross accounts receivable	$155.6		$150.7		$162.3
Reserve $ / %	8.6	5.5%	9.5	6.3%	10.0	6.2%

Net accounts receivable	$147.0		$141.2		$152.3

Net days sales outstanding	47 days		51 days		52 days

Inventory
Gross inventory	$73.1		$71.5		$73.9
Reserve $ / %	19.7	27.0%	20.0	28.0%	19.9	26.9%

Net inventory	$53.4		$51.5		$54.0

Net inventory turns	9.5x		8.8x		8.5x

Six-month order backlog	$229		$203		$210

Team members	4,386		4,348		4,428

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746